Exhibit 10.3

ASSET MANAGEMENT AGREEMENT

This Asset Management Agreement (“Agreement”) dated as of November 8, 2011 (the “Effective Date”) by and between Signature Community Investment Group, LLC or any affiliate thereof (collectively, “Asset Manager”), and Presidential Realty Corporation (“Owner”).

BACKGROUND:

WHEREAS, Owner, directly or through its subsidiaries, is the owner and/or asset manager of various properties as more fully described on Schedule A attached hereto (the “Properties”);

WHEREAS, Asset Manager is in the business of handling all aspects of the day-to-day management of commercial properties in markets throughout the United States including, but not limited to, the following areas: leasing, construction, acquisitions, dispositions, financing, accounting, tenant relations, real estate taxes, work order management, expense management, rental rate maximization, processing timely tenant turnovers, and energy management (“Signature Asset Management Business”); and

WHEREAS, Owner desires to engage Asset Manager, and Asset Manager desires to be engaged by Owner to manage Owner’s Properties in accordance with the Signature Asset Management Business.

IN CONSIDERATION of the Background and the mutual agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

1.           Engagement of Asset Manager.  Subject to the terms and conditions of this Agreement, the Owner hereby engages Asset Manager, to manage Owner’s Properties consistent with the Signature Asset Management Business and provide such services of the Signature Asset Management Business as Owner shall request from time to time (the “Asset Management Services”).

2.           Principal Duties.      During the term (as hereafter defined) of this Agreement, Asset Manager shall use its best efforts to manage the Properties in accordance with the Signature Asset Management Business and perform the Asset Management Services as directed by Owner.  Without limiting the foregoing, Asset Manager’s duties include the following:

A.	Leasing:

(i)	Oversee property management and company’s leasing progress

(ii)	Train personnel on proper leasing techniques

B.	Marketing & Advertising:

(i)	Create and place all print ads, internet ads and property website

(ii)	Develop property brochure

(iii)	Develop property flyers

(iv)	Develop property promotional materials

C.	Financing:

(i)	Negotiate with current lender and/or new financing sources

D.	Construction:

(i)	Establish scope of job

(ii)	Bid out project

(iii)	Review bids

(iv)	Award work

(v)	Monitor work completion

E.	Dispositions:

(i)	Analyze asking price for property

(ii)	Select broker

(iii)	Work with broker on the marketing plans

(iv)	Evaluate any offers received

(v)	Negotiate offers and agreements of sale

(vi)	Work with title company on affecting the closing

F.	Commercial lease negotiations:

(i)	Evaluate market and determine asking rent

(ii)	Select broker

(iii)	Work with broker on the marketing plans

(iv)	Evaluate any offers received

(v)	Negotiate the offers and lease document

(vi)	Assist tenant with any required permits and approvals.

(vii)	Coordinate any required construction

G.	Accounting:

(i)	Review monthly operating statements for inaccuracies, trends, issues, and opportunities

(ii)	Review statements prepared for lenders and Owner

H.	Tax Returns:

(i)	Review tax returns

(ii)	Consider ways to minimize tax obligations

I.	Cash flow management:

(i)	Work with property management firms to make sure they have ample cash to operate property. Specifically, monitor cash balances, forecast future cash balances and requirements.

J.	Budgeting:

(i)	Supervise property management firms in developing annual operating and capital budgets and underlying assumptions.

K.	Strategic Plan:

(i)	Develop long term strategic plan for each building and market

L.	Real Estate Taxes:

(i)	Manage outside consultant to review and appeal where necessary the tax assessments

M.	Expense Management:

(i)	Compare all expenses to established industry benchmarks

(ii)	Look for opportunities to reduce costs through scope refinement, bidding contracts, outsourcing or doing work in-house

(iii)	Implement both water and energy saving initiatives

(iv)	Obtain volume pricing with utility companies and track usage for potential misbillings

(v)	Handle insurance for every location and ensure proper coverage and lowest possible premiums.

N.	Rental rate maximization:

(i)	Perform regular market rent analysis

(ii)	Compare the result to Property’s rental rates and determine if adjustments are required

O.	Tenant turnovers: Supervise property management firms in completing timely tenant turnovers

P.	Delinquencies: Supervise property management firms in ensuring timely collection of all tenant amounts due

Q.	Community relations: maintain relations with local officials and handle any major issues or concerns

R.	Quality Assurance: Maintain the quality of the location through the following:

(i)	Review quality of leasing personnel

(ii)	Safety audits of each building

3.           Compensation.  In exchange for all of the Asset Management Services to be performed by Asset Manager hereunder, Asset Manager shall be paid the consideration set forth and described on Schedule B attached hereto.

4.           Term and Termination.  The employment of Asset Manager under this Agreement shall commence on the date hereof and shall expire one (1) year from the date hereof (the “Initial Expiration Date”).  If neither Owner nor Asset Manager has given to the other party, at least thirty (30) days prior to the Initial Expiration Date, written notice that such party does not wish this Agreement to renew, then the term of this Agreement shall be deemed automatically renewed for an additional period of one (1) year, and so on for further renewal periods of one (1) year unless either party has given to the other written notice of non-renewal at least thirty (30) days prior to the expiration of such extended period.

(a)           This Agreement and Asset Manager’s term of employment under this Agreement may be terminated by Owner immediately upon the occurrence of any of the following events:

(i)           the fraud, gross negligence or malfeasance on the part of Asset Manager under this Agreement;

(ii)           the sale of all, or substantially all, of the Properties (or of all of the direct or indirect ownership interests therein);

(iii)           default by Asset Manager in the performance of a particular obligation under this Agreement (A) which can be reasonably cured in thirty (30) days and which is not cured within thirty (30) days after written notice thereof or (B) on three (3) occasions during any twelve (12) month period; or

5.           as required by a lender.  Supersedes Other Agreements.  This Agreement supersedes all prior agreements and understandings between Asset Manager and the Owner regarding the subject matter hereof.

6.           Indemnification.                  (a)     Owner hereby agrees to indemnify and hold Asset Manager, its agents and employees harmless from and against any and all liabilities, claims, suits, fines, penalties, damages, judgments, losses, fees, costs and expenses (including attorneys’ fees and court costs) incurred when Asset Manager is acting in accordance with the terms and provisions of this Agreement and within the scope of authority conferred upon Asset Manager hereunder, or when Asset Manager is acting under the express direction of Owner, except for matters for which Asset Manager indemnifies Owner under subclause (b) below.

(b)           Asset Manager hereby agrees to indemnify and hold Owner and its employees, harmless from and against any and all liabilities, claims, suits, fines, liabilities, damages, judgments, losses, fees, costs and expenses (including attorneys’ fees and court costs) which arise due to Asset Manager’s actions taken outside the scope of this Agreement, Asset Manager’s failure to comply with the material terms, obligations, covenants and requirements of this Agreement or Asset Manager’s gross negligence.

7.           Relationship.  Asset Manager shall perform its duties hereunder as an independent contractor to Owner and nothing herein shall constitute the Asset Manager or any of its employees or agents as an employee or agent of Owner.  Asset Manager shall not be deemed to have been granted any right or authority to assume or create any obligation or responsibility on behalf of or in the name of Owner.  Nothing in this Agreement is intended nor shall it be deemed to create a joint venture, partnership, tenancy in common or joint tenancy relationship between Asset Manager and Owner nor to grant Asset Manager any interest in the Properties.

8.           No Waivers.  No waiver with respect to this Agreement shall be enforceable unless in writing and signed by the party against whom enforcement is sought.  Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any party, and no course of dealing between or among any of the parties, shall constitute a waiver of, or shall preclude any other or further exercise of the same or any other right, power or remedy.

9.           Governing Law.    This Agreement and any claims arising out of this Agreement (or any other claims arising out of the relationship between the parties) shall be governed by and construed in accordance with the laws of the State of New York and shall in all respects be interpreted, enforced and governed under the internal and domestic laws of such state, without giving effect to the principles of conflicts of laws of such state; provided, however, that to the extent required the laws of Puerto Rico, the laws of Puerto Rico shall apply.

10.           Headings.  The headings of the Sections of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

11.           Counterparts. This Agreement may be executed in two or more counterparts and each of such counterparts, for all purposes, shall be deemed to be an original but all of such counterparts together shall constitute but one and the same instrument, binding upon all parties hereto, notwithstanding that all of such parties may not have executed the same counterpart.

12.           Severability.  If any provision of this Agreement s determined by a court of competent jurisdiction to be invalid or unenforceable, such determination will not effect the remaining provisions of this Agreement, all of which will remain in full force and effect.

13.           Attorneys’ Fees.  If either party institutes a legal proceeding against the other party in connection with this Agreement, the losing party in such proceeding shall reimburse the prevailing party all reasonable attorneys’ fees paid by the prevailing party in connection with such proceeding.

14.           Notices.  All notices hereunder shall be sent by certified or registered mail, return receipt requested, or may be sent by Federal Express or other overnight courier which obtains a signature upon delivery to such party at the address of such party set forth below or at such other address as such party shall designate from time to time by notice:

Asset Manager:

Signature Community Investment Group, LLC
9 E. 40th Street, Suite 900
New York, NY 10016
Attention:  David H. McLain, Esq.

Owner:

Presidential Realty Corporation

Notices shall be deemed served three (3) days after mailing, and in the case of overnight courier on the date actually delivered to or rejected by the intended recipient, except for notice(s) which advise the other party of a change of address of the party sending such notice or of such party's attorney, which notice shall not be deemed served until actually received by the party to whom such notice is addressed or delivery is refused by such party.  Notices on behalf of the respective parties may be given by their attorneys and such notices shall have the same effect as if in fact subscribed by the party on whose behalf it is given.

15.           Further Assurances.  The parties each agree to do such other and further acts and things, and to execute and deliver such instruments and documents (not creating any obligations additional to those otherwise imposed by this Agreement), as either may reasonably request from time to time,, in furtherance of the purposes of this Agreement.

16.           Assignment.  This Agreement shall not be assigned by any party hereto, whether by operation of law or otherwise without the consent of the other party, and any such assignment without the other party’s consent shall be null and void.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

PRESIDENTIAL REALTY CORPORATION

By:	/s/ Jeffery F. Joseph
Name: Jeffery F. Joseph
Title: President

SIGNATURE COMMUNITY INVESTMENT GROUP, LLC

By:	/s/ Nickolas W. Jekogian, III
Name: Nickolas W. Jekogian, III
Title: President

SCHEDULE A

Properties

1.	Maple Tree Industrial Center: 400,000 SF industrial park commonly known as Maple Tree Industrial Center located at 21 Wilbraham Street, Palmer, MA 01069

2.	Hato Rey Office Building: 100,000 SF class A- office space in central business district located at Home Mortgage Plaza, 268 Ponce de Leon Ave., Hato Rey, Puerto Rico 00918

SCHEDULE B

Asset Management Fees

Asset Management Fee:

Owner shall pay Asset Manager an asset management fees (the “Asset Management Fee”) equal to one and one-half percent (1.5%) of the Properties’ monthly gross rental revenues collected for the Properties (to be paid monthly).  Asset Manager shall bill and be paid on a case by case basis for all out of pocket expenses incurred in rendering the Asset Management Services and additional charges as shall be agreed between Owner and Asset Manager when such services are requested by Owner.  Notwithstanding the foregoing, the monthly fee will be accrued and not paid until the receipt of mortgage proceeds on the Maple Tree Industrial Center.

 Without limiting the foregoing, additional fees shall be charged for the following services:

Finance Fee – 1% fee on any debt placement

Construction Fee:  for any major renovations or capital projects, fee subject to Board approval

Disposition Fee – 1% on sale of any assets